SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Under Section 240.14a-12

CRITICAL PATH, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Critical Path, Inc.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

November 4, 2005

To the Shareholders:

I am pleased to invite you to attend the Annual Meeting of Shareholders of Critical Path, Inc. to be held on December 7, 2005 at 10:00 a.m. local time at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California.

The agenda for this year’s meeting is identified and described in the enclosed materials. The Proxy Statement describes in detail the proposed items to be presented to the shareholders at the meeting. I encourage you to read the proxy carefully.

I am delighted you have chosen to invest in Critical Path, Inc. and hope that, whether or not you plan to attend the Annual Meeting, you will vote as soon as possible by completing, signing and returning the enclosed proxy card in the envelope provided. Your vote is important. Voting by written proxy will ensure your representation at the Annual Meeting even if you do not attend in person.

A copy of the Company’s Annual Report has been mailed with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.

Sincerely,

/s/ Mark J. Ferrer

Mark J. Ferrer

Chief Executive Officer

CRITICAL PATH, INC.

2 Harrison Street, 2nd Floor

San Francisco, California 94105

(415) 541-2500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS — DECEMBER 7, 2005

To the Shareholders:

The Annual Meeting of Shareholders of Critical Path, Inc., a California corporation (the “Company”), will be held on December 7, 2005 at 10:00 a.m. local time at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California:

(1)    Elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

(2)    Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2005 fiscal year; and

(3)    Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

The names and biographies of the nominees for director are set forth in the enclosed Proxy Statement.

All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement that describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all of your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

Only shareholders of record at the close of business on November 2, 2005 (the “Record Date”) are entitled to notice of and to vote at this meeting and at any continuation or adjournment thereof. Please note that if your shares are held in “street name,” that is, in the custody of a financial institution or other holder of record, you will vote through the institution or holder in whose name the shares are held. If you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors,

/s/ Michael J. Zukerman

Michael J. Zukerman

Executive Vice President, General Counsel and

Secretary

San Francisco, California

November 4, 2005

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Critical Path, Inc., a California corporation (the “Company” or “Critical Path”), for use at the 2005 Annual Meeting of Shareholders to be held at 10:00 a.m. local time on December 7, 2005 at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California.

The approximate date on which this Proxy Statement and the accompanying Proxy are first being sent to shareholders is on or about November 11, 2005.

Voting

Only shareholders of record of the Common Stock of the Company (“Common Stock”), including the holders of securities that are convertible into or exchangeable for Common Stock at the close of business on November 2, 2005 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Common Stock is entitled to one vote. Cumulative voting is not permitted. On November 2, 2005, there were 132,046,585 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, including the number of shares of Common Stock issuable upon conversion or exchange of convertible voting securities. Therefore, the presence at the Annual Meeting, either in person or by proxy, of a majority, or 66,023,293 shares of Common Stock, including the number of shares of Common Stock issuable upon conversion or exchange of securities into Common Stock, will constitute a quorum for the transaction of business at the Annual Meeting. See the section entitled “Special Note About Outstanding Shares” for further information on the Common Stock issuable upon the conversion or exchange of certain securities.

Directors are elected by a plurality vote. This means the six nominees for director who receive the most votes cast in favor will be elected. For Proposal One, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that withholding the authority to vote for an individual results in another individual receiving a larger number of votes. Approval of Proposal Two requires that the affirmative vote of the shares of Common Stock present in person or represented by proxy and entitled to vote, including the number of shares of Common Stock issuable upon conversion or exchange of certain convertible or exchangeable voting securities exceed the number of such shares voted against the proposal. Accordingly, for Proposal Two, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the vote.

Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Broker non-votes occur with respect to a particular (non-routine) matter when a nominee, such as a financial institution, returns a proxy, but is not permitted to vote on that matter without receiving voting instructions (via proxy vote) from the beneficial owner and instructions are not given. An automated system administered by ComputerShare Trust Company, Inc., the Company’s transfer agent, will tabulate votes cast by proxy and an employee of the transfer agent will serve as inspector of elections for the Common Stock and will tabulate votes cast in person at the Annual Meeting. An employee of the transfer agent also will tabulate separately affirmative and negative votes, abstentions and broker non-votes.

Shareholders may vote their shares at the Annual Meeting in person. If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy card, when returned properly completed, will be voted as you direct on the proxy card. Should you receive more than one proxy card because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted. If the enclosed form of proxy card is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting by the proxyholders in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each of the six nominees to the Board listed in the proxy card, unless the authority to vote for the election of any such nominee is withheld. If no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two. The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal at the Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters, including, but not limited to, adjourning the meeting to a later time and place for the purpose of soliciting additional votes.

Holders of Exchangeable Shares, as defined in the section entitled “Special Note About Outstanding Shares,” will receive separate information regarding the exercise of their voting rights, which information accompanies this Proxy Statement. Holders of the outstanding shares of the Series D Redeemable Convertible Participating Preferred Stock (“Series D Preferred Stock”) and the Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) will also receive information regarding the exercise of their voting rights.

Revocability of Proxies

Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. It may be revoked by filing an instrument of revocation with the Secretary of the Company or by the presentation, at the meeting, of a duly executed proxy bearing a later date. A proxy also may be revoked by attending the meeting and electing to vote in person.

Solicitation

The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material that may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. The Company may retain the services of an outside proxy solicitation firm at an estimated cost of approximately $10,000 to $15,000. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain shareholders or their representatives by officers, directors and employees of the Company, who will receive no additional compensation for such solicitation.

Special Note About Outstanding Shares

Unless otherwise indicated, references to outstanding shares of Common Stock includes 40,521 shares of Common Stock issuable to non-affiliates of the Company upon the exchange of Class A Non-Voting preference shares of Critical Path Messaging Co., a Nova Scotia subsidiary of the Company, for Common Stock of the Company (the “Exchangeable Shares”). The Exchangeable Shares can be exchanged at any time for Common Stock of the Company upon the election of the holder. The holders of Exchangeable Shares are entitled to vote by directing the holder of the share of Special Voting Stock of the Company (“Special Voting Share”). The Special Voting Share has one vote for each share of Class A Non-Voting stock outstanding and held by non-affiliates.

Unless otherwise indicated, references to outstanding shares of Common Stock includes 94,736,748 shares of Common Stock that would be issuable if the 3,520,537 issued and outstanding shares of the Series D Preferred Stock and 48,814,588 issued and outstanding shares of Series E Preferred Stock converted into Common Stock on the Record Date. The holders of Series D Preferred Stock and Series E Preferred Stock are entitled to one vote for each share of Common Stock into which their preferred stock may be converted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, six directors are to be elected to serve until the next Annual Meeting and until their successors are duly elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the election of Mario Bobba, Edmond Ip Tak Chuen, Ross M. Dove, Mark J. Ferrer, Frost R.R. Prioleau and Michael J. Shannahan, as directors unless authority to vote for any such nominee is withheld. The six nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, which we do not anticipate, the Board of Directors by resolution may reduce the number of directors or chose a substitute.

Under the terms of the Amended and Restated Stockholders Agreement dated November 23, 2003 between the Company and the holders of Series D Preferred Stock and certain holders of Series E Preferred Stock (the “Stockholders Agreement”), certain holders of Series D Preferred Stock and Series E Preferred Stock (not affiliated with the investors referenced below) are entitled to nominate one director to the Company’s Board of Directors. In accordance with the terms of the Stockholders Agreement, the Company agreed to cause the nomination of Edmond Ip Tak Chuen, as the nominee of this group of holders of Series D Preferred Stock and Series E Preferred Stock.

In addition, under the terms of the Company’s Stockholders Agreement, as long as 500,000 shares of the Series D Preferred Stock remain outstanding and certain affiliated investors hold at least a majority of the outstanding Series D Preferred Stock, these investors are entitled to elect one director to the Company’s Board of Directors. The director representing these investors of Series D Preferred Stock is Tom Tinsley.

Set forth below are the titles, biographical summaries and ages of (i) individuals (all of whom are current directors of the Company) that have been nominated by the Board for election as directors; and (ii) Tom Tinsley, the director elected by the holders of Series D Preferred Stock in May 2004, who is not up for re-election at this time.

Directors

The current directors, including the six nominees for election as director, of Critical Path and their ages as of November 2, 2005 are as follows:

Name	Age	Position
Mark J. Ferrer*	45	Chief Executive Officer and Chairman of the Board
Mario Bobba*	57	Director
Edmond Ip Tak Chuen*	53	Director
Ross M. Dove (1)(2)(3)*	53	Director
Frost R.R. Prioleau (1)(2)(3)*	44	Director
Michael J. Shannahan (1)*	57	Director
Tom Tinsley(2)(4)	52	Director

*	Nominee for Director.
(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Compensation Committee of the Board of Directors.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Lead Director.

Mark J. Ferrer has served as Chief Executive Officer since the end of March 2004, as a director since May 2004 and as Chairman since February 2005. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera, Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and of Teach for America, DC, a not-for-profit corporation. Mr. Ferrer’s term expires in 2005.

Mario Bobba has served as a director since July 2005. From February to June 2005, Mr. Bobba served as General Manager, Worldwide Sales of Critical Path. From January 2003 to February 2005, Mr. Bobba served in various sales management positions for Critical Path, covering the European, Middle Eastern, African and Latin American regions. Mr. Bobba’s term expires in 2005.

Ross M. Dove has served as a director since April 2003. Mr. Dove is the Executive Chairman of DoveBid, Inc. From 1980 to August 2005, Mr. Dove served as chairman and chief executive officer of DoveBid. Mr. Dove’s term expires in 2005.

Edmond Ip Tak Chuen has served as a director since January 2005. Mr. Ip has been an Executive Director of Cheung Kong (Holdings) Limited since 1993 and has been appointed as Deputy Managing Director of Cheung Kong (Holdings) Limited effective November 1, 2005. He is also Deputy Chairman of Cheung Kong Infrastructure Holdings Limited, the Senior Vice President and Chief Investment Officer of CK Life Science Int’l., (Holdings) Inc., a Non-executive Director of TOM Group Limited, and a Director of ARA Asset Management (Singapore) Limited and ARA Trust Management (Suntec) Limited. He holds a Bachelor of Arts degree in Economics and a Master of Science degree in Business Administration. Pursuant to the terms of the Stockholders Agreement, certain holders of Critical Path Series D Preferred Stock and Series E Preferred Stock hold a right to cause the nomination of one director to the Board. Critical Path agreed to cause the nomination of Mr. Chuen as the nominee of these holders to the Board pursuant to the obligations set forth in the Stockholders Agreement. Mr. Chuen’s term expires in 2005.

Frost R.R. Prioleau has served as director since February 2004. From September 2003 to the present, he has served as the managing partner of Blue Bridge Capital. Since January 2004, Mr. Prioleau has served as the Chief Executive Officer of Nova Media GP, LLC. Mr. Prioleau also serves as the Chief Executive Officer of Personifi GP, LLC. From December 2000 to August 2002, Mr. Prioleau served as the President of Intraware, Inc., an internet software/services company. From May 2000 to December 2000, Mr. Prioleau served as the Executive Vice President of eServices of Intraware, Inc. From 1989 to 1998, Mr. Prioleau served as the President and Chief Executive Officer of Plynetics Express Corporation, a company that provides rapid-response prototyping and manufacturing services. From 1984 to 1989, Mr. Prioleau served as National Sales Manager of Precision Founders, Inc., a manufacturer of investment castings to aerospace, nuclear and medical companies. Mr. Prioleau’s term expires in 2005.

Michael J. Shannahan has served as a director since May 2004. Since February 2005, Mr. Shannahan has served as Chief Financial Officer of Medsphere Systems Corporation. Prior to joining Medsphere Systems, Mr. Shannahan held the position of chief financial officer at a variety of companies, including Chordiant Software, MySimon, Inc., Tri Strata, Inc., Net Objects, Inc. and Broderbund Software, Inc. From February 2001 until August 2001, Mr. Shannahan served as Chief Financial Officer of Broadband Office, which filed for bankruptcy in May 2001. Before that, he was a partner at KPMG Peat Marwick. He serves on the board of directors and audit committee of Kana Software, Inc. Mr. Shannahan’s term expires in 2005.

Tom Tinsley has served as a director since May 2004 and a Lead Director of the Board of Directors since January 2005. Mr. Tinsley is a managing member of GAP LLC. Prior to joining GAP LLC, Mr. Tinsley served in a variety of executive positions with Baan Company, NV, including chairman and chief executive officer of Baan Company’s management board. Before that, he was a director at McKinsey & Company. In addition, in his capacity as a partner at GAP LLC, Mr. Tinsley is a director at Xchanging, BMC Software and The FB Heron Foundation. Mr. Tinsley, who was appointed to the Board of Directors in May 2004 by the holders of a majority of the outstanding shares of Series D Preferred Stock, shall serve until the earlier of his resignation, his removal by holders of a majority of the outstanding shares of Series D Preferred Stock or such time as there are fewer than 500,000 shares of Series D Preferred Stock outstanding.

There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Vote Required

The Board of Directors has nominated Mario Bobba, Edmond Ip Tak Chuen, Ross M. Dove, Mark J. Ferrer, Frost R.R. Prioleau and Michael J. Shannahan for election as directors. The six nominees receiving the highest number of votes will be elected. Tom Tinsley is elected by vote of certain holders of the Series D Preferred Stock.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for the election of the six nominees as Directors of the Company.

Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the six nominees as Directors of the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director Compensation

During fiscal year 2004, our policy regarding the compensation of directors was to reimburse each member of our Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. Also, we paid $2,000 to the chairman for each Audit Committee meeting the chairman attends. No member of our Board of Directors received any additional cash compensation for services rendered as a director. It had been the Board’s practice to grant non-employee directors a one time option to purchase 75,000 shares of Common Stock at the time of joining the Board, vesting over a four year period. However, where warranted and deemed to be in the best interests of Critical Path, we granted from time-to-time additional options to non-employee directors at the time of joining the Board, or from time to time thereafter in connection with committee service or otherwise.

On March 28, 2005, the Compensation Committee approved a revised compensation plan for non-employee directors. Each non-employee director now receives an annual retainer of $5,000 for serving as a director, paid incrementally on a quarterly basis. In addition, the following annual cash retainers are paid for services on board committees:

Non-chair Member of Compensation Committee	$2,500
Non-chair Member of Nominating & Corporate Governance Committee	$2,500
Non-chair Member of Audit Committee	$5,000
Chair of Compensation Committee	$5,000
Chair of Nominating & Corporate Governance Committee	$5,000
Chair of Audit Committee	$10,000

All of these cash payments are paid incrementally on a quarterly basis. Each non-employee director also is paid $2,000 for each full board meeting attended in person, $1,000 for each committee meeting attended in person and $500 for each meeting attended by telephone.

Upon appointment to the Board of Directors, non-employee directors receive an initial grant of an option to purchase 75,000 shares of our common stock under the terms of our Amended and Restated 1998 Stock Incentive Plan (our 1998 Plan). These options become exercisable over a four-year period, at a rate of 1/48th per month. Thereafter, following the conclusion of each regular annual meeting of shareholders, each non-employee director receives a grant of an option to purchase 15,000 shares of our common stock under the terms of our 1998 Plan, if, on such date, he or she will continue to serve on our Board of Directors. These annual option grants become exercisable over a three-year period, at a rate of 1/36th per month.

We do not pay additional compensation to any employee-director for their services on the Board.

Director Independence. The Board of Directors has determined that Messrs. Chuen, Dove, Prioleau, Shannahan and Tinsley are “independent” for the purpose of serving on the Board of Directors as defined by applicable listing standards of The Nasdaq Stock Market and the Securities and Exchange Commission (SEC) rules.

Meetings of the Board of Directors. During fiscal 2004, there were 15 meetings of the Board of Directors, and the Board of Directors took action by written consent two additional times. A Special Committee of the Board of Directors acted by written consent once during fiscal 2004. During that period or such shorter period as a director served, except for Wm. Christopher Gorog, who resigned from the Board in March 2004, and Steven R. Springsteel, whose term of service on the Board expired in November 2004, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such director served. The Company does not have a formal policy regarding director attendance at the Annual Meeting.

Compensation Committee. Critical Path’s Compensation Committee currently consists of three non-employee directors, Ross M. Dove, Frost R.R. Prioleau and Tom Tinsley. Messrs. Dove and Prioleau have served on the Compensation Committee since April 23, 2004 and each attended all three meetings of the Compensation Committee that occurred during fiscal 2004. Mr. Tinsley joined the Compensation Committee in January 2005. The Committee is responsible for determining salaries, bonuses, stock option grants, incentives and other forms of compensation for Critical Path’s directors and officers and administering the Company’s various stock and incentive compensation and benefit plans.

Audit Committee. Critical Path’s Audit Committee in 2004 initially consisted of William Ford, Ross Dove and Steven R. Springsteel. In May 2004, Mr. Ford resigned from the Audit Committee and Mr. Shannahan was appointed to fill the vacancy. In November 2004, Mr. Currie was appointed to fill the vacancy created by the expiration of Mr. Springsteel’s term of service on the Board of Directors. In compliance with Rule 4350(A)(d)(2)(B) of The Nasdaq Stock Market’s listing standards, the Board of Directors previously determined that Mr. Ford’s service on the Audit Committee was in the best interests of the Company and its shareholders because of the extent of his knowledge and experience in financial matters. The Audit Committee met six times during 2004. The Audit Committee currently consists of three non-employee directors: Ross Dove, Frost R.R. Prioleau and Michael J. Shannahan. All members of the Audit Committee are “independent” for purposes of service on the Audit Committee as defined by applicable listing standards of The Nasdaq Stock Market. The Audit Committee meets independently with representatives of the Company’s independent accountants and with representatives of senior management. The committee reviews the general scope of the Company’s accounting, reporting, annual audit, matters relating to internal control systems and the fee charged by the independent accountants. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by the Company’s independent accountants and for the engagement or discharge of the Company’s independent accountants. The charter for the Audit Committee is available on the Company’s website at www.criticalpath.net. All of the members of the Company’s Audit Committee are financially literate. Our board of directors has determined that Michael J. Shannahan is the “audit committee financial expert” within the applicable definition of the SEC.

Nominating and Governance Committee. The Nominating and Governance Committee was created in January 2004. The current members of the Nominating and Governance Committee are Ross Dove and Frost R.R. Prioleau. Peter L.S. Currie, a former director, served on the Nominating and Governance Committee during 2004 and until his resignation from the Board of Directors in September 2005. There were no formal meetings of the Nominating and Governance Committee in 2004. All members of the Nominating and Governance Committee are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Nominating and Governance Committee is responsible for seeking and recommending to the Board of Directors qualified candidates for the election or appointment to the Board of Directors and for overseeing matters of corporate governance, including the evaluation of the Board of Director’s performance and processes, and assignment and rotation of members of the committees established by the Board of Directors. The duties and responsibilities of the Nominating and Governance Committee are set forth in detail in the Nominating and Governance Committee Charter, available on the company’s website at www.criticalpath.net. The Company does not currently employ an executive search firm, or pay a fee to any third party to locate qualified candidates for director positions.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, in making its nominations, the Nominating and Governance Committee and the Board of Directors as a whole considers relevant industry experience, general business experience, relevant financial experience, diverse perspective, skills most appropriate for Critical Path and compliance with independence and other qualifications necessary to comply with any applicable tax and securities laws and the rules and regulations thereunder, and Nasdaq corporate governance requirements. Specific consideration is also given to: (i) roles and contributions valuable to the business community, (ii) personal qualities of leadership, character, judgment and whether the candidate possesses and maintains throughout service on the Board a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards, (iii) relevant knowledge and diversity of background and experience in such things as business, management, technology, finance and accounting, marketing, international business, government, industry knowledge, customer-base experience or perspective, crisis response, or leadership or strategic planning and the like, or (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at all meetings.

Shareholder Nominations of Directors

At this time, the Company does not have a formal policy with regard to the consideration of any director nominees recommended by shareholders because historically it has not received recommendations from its shareholders. Specifically, the Company did not receive any nominations for directors from shareholders for consideration at the 2005 Annual Meeting. However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees recommended by members of the Board of Directors, the Nominating and Governance Committee, management or other parties are evaluated. Any shareholder nominations must be made in accordance with the Company by-laws, which currently require written notice to the Secretary of Critical Path mailed or delivered to 2 Harrison Street, 2nd Floor, San Francisco, California 94105 no less than 120 calendar days before the one-year anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. Nominations for election to the Board of Directors at the 2006 Annual Meeting of Shareholders must be received no later than June 6, 2006. The notice must set forth:

•	the name of each person the shareholder proposes to nominate for election or re-election;

•	the name, age, and address of the nominee;

•	a brief description of the qualifications of the nominee to serve as a member of the Board of Directors;

•	the consent of the nominee to serve as a director if elected;

•	the name and record address of the shareholder submitting the proposal;

•	the class and number of shares of Critical Path beneficially owned by the nominee and the shareholder submitting the nomination; and

•	any additional information that the Nominating and Governance Committee or the Board of Directors may request in connection with the nomination.

Shareholder Communications with the Board of Directors

The Board of Directors believes it is in the best interest of the Company and its shareholders to maintain a policy of open communication between shareholders and the Board. Accordingly, the Board of Directors has adopted the following procedures for shareholders who wish to communicate with the Board. Shareholders who wish to communicate with the Board of Directors or with specified directors should do so by sending any communication to the Board of Directors, c/o Investor Relations, Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, or by sending an email to ir@criticalpath.net.

Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed. However, if the communication is unduly hostile, threatening, illegal or similarly inappropriate, the Investors Relations department (after consultation with the Company’s legal department, if appropriate) may discard the communication or take appropriate legal action regarding the communication.

Compensation Committee Interlocks and Inside Participation

During fiscal 2004, Ross M. Dove and Frost R.R. Prioleau, both non-employee directors of the Company, served on the Compensation Committee. During 2004, no member of the Company’s Board of Directors or

Compensation Committee served as a member of the Board of Directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of copies of such reports, the Company believes that during the fiscal year ended December 31, 2004, its officers, directors and holders of more than 10% of the Common Stock complied with all Section 16(a) filing requirements. In making this statement, the Company has relied upon the written representations of its directors and officers.

Executive Officers and Other Key Employees

The executive officers and other key employees of Critical Path and their ages as of November 2, 2005 are as follows:

Name	Age	Position
Mark J. Ferrer	45	Chief Executive Officer and Chairman
James A. Clark	49	Executive Vice President and Chief Financial Officer
Michael J. Zukerman	46	Executive Vice President, General Counsel and Secretary
Menelaos (Michael) Serbinis	32	Chief Technology Officer and EVP of Marketing
Barry Twohig	37	Executive Vice President, Engineering
Mark Palomba	46	Executive Vice President, WW Services, Support and Asia Pacific

Mark J. Ferrer has served as Chief Executive Officer since the end of March 2004, as a director since May 2004 and as Chairman since February 2005. Prior to joining Critical Path, Mr. Ferrer served as president and chief executive officer of Vastera, Inc. from February 2002 to November 2003 and prior to that as its president and chief operating officer from December 1999 to November 2003. From April 1998 to December 1999, Mr. Ferrer held various management positions with the Baan Company, serving as president of Baan Americas and as chief operating officer of Aurum Software. From June 1982 to April 1998, Mr. Ferrer served in various roles at IBM Corporation. Mr. Ferrer serves on the board of directors of Plateau Systems, a private company, and of Teach for America, DC, a not-for-profit corporation.

James A. Clark has served as Executive Vice President and Chief Financial Officer since February 2004. Prior to joining Critical Path, from January 2002 to October 2003, he was the chief financial officer at Diversified Healthcare Services, Inc., which was acquired by Fair Isaac Corporation. Before that, he was the chief financial officer at several software and services businesses, including StellarNet, Inc. from February 2001 to January 2002, Netopia, Inc. from November 1994 to February 2001 and Integral Systems, Inc from November 1985 to November 1994. He is a certified public accountant.

Michael J. Zukerman has served as Executive Vice President, General Counsel and Secretary since June 2001. From July 1999 to June 2001, he was vice president of business development for Driveway Corporation, a provider of web-based file storage services. Prior to that, Mr. Zukerman was senior vice president of business development, general counsel and secretary at Sega.com, Inc., from October 1996 to June 1999. From 1989 to October 1996, Mr. Zukerman was vice president and general counsel at Netopia, Inc. Prior to that, Mr. Zukerman was an attorney with Brobeck, Phleger & Harrison LLP.

Menelaos (Michael) Serbinis has served as Chief Technology Officer since February 2001. Mr. Serbinis joined Critical Path as its Chief Security Officer in March 2000 and served in this capacity until February 2001.

From November 1997 to March 2000, Mr. Serbinis was the chief technology officer of The docSpace Company, which he co-founded in November 1997. From September 1996 to October 1997, Mr. Serbinis was a software engineer for Total Control, a subsidiary of General Electric. From April 1996 to August 1996, Mr. Serbinis was responsible for search engine engineering at Zip2 Corporation.

Barry Twohig has served as Executive Vice President, Engineering since October, 2002 and as Vice President, Messaging since November 2000, after joining the Company as a result of the acquisition of ISOCOR Corporation, where he held Director of Engineering and other engineering management positions, since February 1995. From August 1988 to January 1995, Mr. Twohig served in various roles at Retix Corporation.

Mark Palomba joined Critical Path in May 2004 as Executive Vice President, Worldwide Services, Support and Asia Pacific. Prior to joining Critical Path, Mr. Palomba served as Senior Vice President, Global Operations at Vastera, Inc. from February 2000 to December 2003. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas, a software company from January 1999 to February 2000 and as Vice President of Consulting, Client Services for Aurum Software from July 1998 to January 1999. From 1982 to July 1998, Mr. Palomba held numerous positions with the IBM Corporation.

COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of common stock as of October 31, 2005 by:

•	each person or entity known to Critical Path to own beneficially more than 5% of Critical Path’s Common Stock;

•	each of Critical Path’s directors;

•	each Chief Executive Officer of the Company that served as such during 2004 and each of the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 during the year ended December 31, 2004 (collectively, the “Named Executive Officers”); and

•	all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner									Percent of Common Stock, Series D Preferred Stock and Series E Preferred Stock (As Converted)(2)
	Shares of Common Stock Beneficially Owned	Shares of Series D Preferred Stock Beneficially Owned	Shares of Series E Preferred Stock Beneficially Owned	Right to Acquire Ownership of Common Stock Within 60 Days of October 31, 2005		Total of Common Stock(2)	Percent of Common Stock(2)	Percent of Series D Preferred Stock(2)	Percent of Series E Preferred Stock(2)
5% SHAREHOLDERS

Entities affiliated with General Atlantic LLC(3) 3 Pickwick Plaza Greenwich, CT	—	2,545,455	7,333,332	40,937,883		40,937,883	—	72.3	15.0	52.3

Cheung Kong (Holdings) Limited and affiliates(4) 8th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	—	872,727	15,363,334	28,798,851		28,798,851	—	24.8	31.5	43.6

Zaxis Equity Neutral and affiliates(5) 25 Orinda Way, Suite 300 Orinda, CA 94563	—	—	5,673,325	6,100,125		6,100,125	—	—	11.6	14.1

Ace Paragon Holdings Limited and affiliates(6) 80 Robinson Road, 27th Floor Singapore 068898	—	—	6,500,000	6,988,990		6,988,990	—	—	13.3	15.8

Permal U.S. Opportunities Limited 25 Orinda Way, Suite 300 Orinda, CA 94563	—	—	3,334,673	3,585,538		3,585,538	—	—	6.8	8.8

Crosslink Crossover Fund IV, L.P. Two Embarcadero Center, Suite 2200 San Francisco, California 94111	—	—	3,445,370	3,704,562,		3,704,562	—	—	7.1	9.0

Vectis-CP Holdings, LLC 345 California St, Suite 2600 San Francisco, California 94104	5,672,378	—	—	—		5,672,378	15.2	—	—	15.2

Peter Kellner and affiliated entities(7) c/o The Office of Peter Kellner 10563 Brunswick Road, Suite 7 Grass Valley, CA 95945	1,772,259	—	—	321,420	(8)	2,093,679	4.8	—	—	5.6

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner											Percent of Common Stock, Series D Preferred Stock and Series E Preferred Stock (As Converted)(2)
	Shares of Common Stock Beneficially Owned		Shares of Series D Preferred Stock Beneficially Owned	Shares of Series E Preferred Stock Beneficially Owned		Right to Acquire Ownership of Common Stock Within 60 Days of October 31, 2005		Total of Common Stock(2)	Percent of Common Stock(2)	Percent of Series D Preferred Stock(2)	Percent of Series E Preferred Stock(2)
DIRECTORS AND NAMED EXECUTIVE OFFICERS

Mark J. Ferrer	1,306,706	(9)	—	—		804,621	(10)	2,111,327	3.5	—	—	5.5

William E. McGlashan, Jr.	30,288	(11)	—	—		1,302,729	(12)	1,333,017	*	—	—	3.5

Michael Zukerman	75,000	(13)	—	—		167,764	(14)	242,764	*	—	—	*

Menelaos (Michael) Serbinis	102,800	(15)	—	—		326,291	(16)	429,091	*	—	—	1.1

Barry Twohig	92,123	(17)	—	—		160,319	(18)	252,442	*	—	—	*

Patrick Tracy Currie	—		—	—		—		—	—	—	—	—

Ross Dove	—		—	—		54,583	(19)	54,583	—	—	—	*

Tom Tinsley (20)	—		2,545,455	7,333,332		40,972,153	(21)	40,972,153	—	72.3	15.0	52.3

Michael J. Shannahan	—		—	—		34,270	(22)	34,270	—	—	—	*

Frost R.R. Prioleau	—		—	—		38,958	(23)	38,958	—	—	—	*

Edmond Ip Tak Chuen	—		—	6,416,667	(24)	6,915,013	(25)	6,915,013	—	—	13.2	15.6

Mario Bobba	—		—	—		140,884	(26)	140,884	—	—	—	*

All Named Executive Officers and current directors, and executive officers as a group (14 persons)(27)	1,737,117		2,545,455	13,749,999		51,238,208		52,975,325	4.7	72.3	28.2	59.8

*	Amount represents less than 1% of the indicated class or classes of stock.

(1)	Unless otherwise indicated, the address for each of the executive officers and directors above is c/o Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105.

(2)	Applicable percentage ownership of Common Stock is based on 37,295,837 shares of Common Stock issued and outstanding as of October 31, 2005 including 40,521 shares of Common Stock issuable upon exchange of Exchangeable Shares of Class A Non-Voting Preferred Shares of Critical Path Messaging Co., an unlimited liability company existing under the laws of the Province of Nova Scotia and a wholly-owned subsidiary of the Company. Each Exchangeable Share is exchangeable for one Common Share. Applicable percentage ownership of Series D preferred stock is based on 3,520,537 shares of Series D preferred stock issued and outstanding on October 31, 2005. Applicable percentage ownership of Series E preferred stock is based on 48,814,588 shares of Series E preferred stock issued and outstanding on October 31, 2005. In calculating the percentage ownership of the Common Stock, as a separate class of stock, we have excluded any shares of preferred stock and any shares of common stock that person has a right to acquire within 60 days held by such person that is convertible into shares of common stock. Beneficial ownership, as noted in the far right column above, is determined in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or Exchangeable Shares or preferred stock exchangeable or convertible into such shares of Common Stock, held by that person, that are currently exercisable or exercisable within 60 days of October 31, 2005 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of another person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.

(3)	Based on our records, General Atlantic LLC (formerly known as General Atlantic Partners LLC “GA”), beneficially owns 2,545,455 shares of Series D preferred stock which are convertible into 30,660,032 shares of Common Stock, 7,333,332 shares of Series E preferred stock which are convertible into 7,885,012 shares of Common Stock, warrants to purchase 625,000 shares of Common Stock that are exercisable within 60 days of October 31, 2005 and Series F warrants to purchase 176,784 shares of Series F preferred stock convertible into 1,767,839 shares of Common Stock.

(4)	Based on our records, Cheung Kong (Holdings) Limited (Cheung Kong), beneficially owns 872,727 shares of Series D preferred stock which are convertible into 10,512,006 shares of Common Stock, 15,363,334 shares of Series E preferred stock which are convertible into 16,519,105 shares of Common Stock and Series F warrants to purchase 176,784 shares of Series F preferred stock convertible into 1,767,840 shares of Common Stock.

(5)	Based on our records, Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited, Zaxis Institutional Offshore, and Zaxis Partners, L.P. hold 201,869, 904,923, 3,019,726, 399,972 and 1,146,835 shares of Series E preferred stock, respectively, collectively convertible into 6,100,125 shares of Common Stock.

(6)	According to a Schedule 13D, dated as of February 15, 2005, filed by Ace Paragon Holdings Limited (Ace), Strategic Global Asset Management PCC Limited (PCC), The March Charitable Trust (March Trust), and SG Hambros Trust Company (Guernsey) Limited (SG Trust), report beneficial ownership of 6,500,000 shares of Series E preferred stock, which are convertible into 6,770,968 shares of Common Stock. PCC is the sole shareholder of Ace, March Trust as the sole shareholder of the management shares of PCC and SG Trust as the trustee of the March Trust and as investment advisor to PCC report shares voting and dispositive power with respect to 6,500,000 shares of Series E preferred stock, which are convertible into 6,770,968 shares of Common Stock. As of the date of the Schedule 13D, Societe Generales, S.A. (SG) is the ultimate parent company of the Reporting Persons and SG, its executive officers and directors, and its direct and indirect subsidiaries (other than Reporting Persons), may be deemed to beneficially own the shares held by the Reporting Persons. The number of shares of Common Stock into which the Series D preferred stock, Series E preferred stock and Series F Warrants convert as reflected in this footnote does not include the accretion of dividends after the date of the applicable Schedule 13D. The number of shares of Common Stock as reflected in the table includes the accretion of dividends.

(7)	According to a Schedule 13D, dated as of June 3, 2005, filed by Peter Kellner (Mr. Kellner), Richmond I, LLC (Richmond I), and Richmond III, LLC (Richmond III), report beneficial ownership of 2,093,679 shares of Common Stock. Mr. Kellner is the managing partner of Richmond I and Richmond III and has voting and dispositive power over the shares owned by Richmond I and Richmond III.

(8)	Includes Series F warrants held by Richmond III to purchase 32,142 shares of Series F preferred stock convertible into 321,420 shares of Common Stock.

(9)	Includes 952,723 shares subject to the right of repurchase as of October 31, 2005, which lapses over time and 294,032 shares held by Mr. Ferrer’s spouse.

(10)	Includes 804,621 shares subject to options exercisable within 60 days of October 31, 2005.

(11)	Includes 20,000 shares of Common Stock held in an IRA by Mr. McGlashan’s spouse.

(12)	Consists of 1,302,729 shares subject to options exercisable within 60 days of October 31, 2005.

(13)	All shares are subject to a right of repurchase as of October 31, 2005, which lapses over time.

(14)	Consists of 167,764 shares subject to options exercisable within 60 days of October 31, 2005

(15)	Includes 90,000 shares subject to a right of repurchase as of October 31, 2005, which lapses over time.

(16)	Consists of 326,291 shares subject to options exercisable within 60 days of October 31, 2005.

(17)	Includes 75,000 shares subject to the right of repurchase, which lapses over time.

(18)	Consists of 160,319 shares subject to options exercisable within 60 days of October 31, 2005.

(19)	Consists of 54,583 shares subject to options exercisable within 60 days of October 31, 2005.

(20)	Mr. Tinsley is a managing member of GAP and a general partner of GAPCO. GAP is the general partner of GAP 74 and the sole member of GapStar. The general partners of GAPCO are also managing members of GAP. The general partner of KG is Management GmbH. The managing members of GAP have investment and voting power over KG and Management GmbH. GAP 74, GAP, GapStar, GAPCO, KG and Management GmbH (collectively, the “GAP Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Because the GAP Group beneficially owns, in the aggregate, in excess of the 10% of the outstanding shares of Common Stock of the Company, the GAP Group is an affiliate of the Company. Mr. Tinsley has no pecuniary interest in any of the securities owned by GmbH Coinvestment. Mr. Tinsley disclaims beneficial ownership of such other securities except to the extent of his pecuniary interest therein. The address of the GAP Group (other than GmbH Coinvestment and Management GmbH) is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of Mr. Tinsley is 2401 Pennsylvania Avenue, N.W., Washington, D.C. 20037. The address of GmbH Coinvestment and Management GmbH is Koenigsallee 62, 40212 Duesseldorf, Germany.

(21)	Includes 30,660,032 shares issuable upon the conversion of the Series D preferred stock, 7,885,012 shares issuable upon the conversion of the Series E preferred stock, and exercise of warrants to purchase 625,000 shares of Common Stock, and exercise Series F Warrants which are convertible into 1,767,839 shares of Common Stock. See footnote 3 above. Mr. Tinsley disclaims beneficial ownership of the securities described in footnote 3 above except to the extent of his pecuniary interest therein. Also includes 34,270 shares subject to options exercisable within 60 days of October 31, 2005.

(22)	Consists of 34,270 shares subject to options exercisable within 60 days of October 31, 2005.

(23)	Consists of 38,958 shares subject to options exercisable within 60 days of October 31, 2005.

(24)	Represents shares held by Great Affluent Limited, which is an indirect wholly-owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc. of which Mr. Ip holds an interest of approximately 0.02%. Mr. Ip disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(25)	Includes 6,899,388 shares issuable upon the conversion of the Series E preferred stock. See footnote 24 above. Mr. Ip disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Also includes 15,625 shares subject to options exercisable within 60 days of October 31, 2005.

(26)	Consists of 140,884 shares subject to options exercisable within 60 days of October 31, 2005.

(27)	Includes shares beneficially owned by the directors, and executive officers as a group including the named executive officers and Messrs. Clark, and Palomba. “Shares of common stock beneficially owned” includes an aggregate of 130,200 shares of Common Stock beneficially owned by Messrs. Clark and Palomba and “right to acquire ownership of common stock within 60 days of October 31, 2005” includes 320,623 shares subject to options exercisable within 60 days of October 31, 2005 held by Messrs. Clark and Palomba. Includes 3,080,314 shares subject to options exercisable within 60 days of October 31, 2005 held by the directors and named executive officers.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes all compensation earned by or paid to the Named Executive Officers for services rendered in all capacities to Critical Path during the fiscal years ended December 31, 2004, 2003, and 2002, if such officer was serving as an executive officer at any time during those fiscal years. The value of the restricted stock reported below is calculated using the closing price per share of our common stock on the date of grant and the purchase price paid by the executive officer. The value of the unvested restricted stock as of December 31, 2004 reported in the footnotes to the table below is calculated using $1.47, the closing price per share of our common stock on December 31, 2004 and the purchase price paid by the executive officer.

Summary Compensation Table for Last Three Fiscal Years

Name and Principal Position	Annual Compensation			Bonus ($)	Long-Term Compensation Awards			All Other Compensation ($)
	Year	Salary ($)			Restricted Stock Awards ($)		Securities Underlying Options
Mark J. Ferrer (1) Chairman of the Board of Directors and Chief Executive Officer	2004	285,491		25,000	1,878,757	(2)	2,082,286	—

William E. McGlashan, Jr. Former Chairman of the Board and Former Chief Executive Officer	2004 2003 2002	143,094 392,500 437,637		— — —	— — —		— 625,000 250,000	936,108 — —	(3)

Patrick Tracy Currie Former General Manager, Hosted Operations and Executive Vice President, Services	2004 2003	250,000 287,571		— —	— —		— 37,500	— 423,428	(4)

Michael Zukerman Executive Vice President, General Counsel and Secretary	2004	250,000		18,654	68,000	(5)(6)	95,000	—

Menelaos (Michael) Serbinis Chief Technology Officer and EVP of Marketing	2004	305,418	(7)	22,500	81,600	(5)(8)	20,000	—

Barry Twohig Executive Vice President, Engineering	2004 2003 2002	225,000 221,042 157,716		15,000 — —	68,000 — —	(5)(6)	20,000 112,500 —	— — —

(1)	Mr. Ferrer joined Critical Path in March 2004 as the Chief Executive Officer. In May 2004, Mr. Ferrer accepted the position of Chairman of the Board of Directors.

(2)	707,368 shares of restricted stock vest 12.5% on September 29, 2004 and thereafter on a pro-rata quarterly basis over the ensuing fourteen fiscal quarters. 680,823 shares of restricted stock vest 12.5% on February 16, 2005 and thereafter on a pro-rata quarterly basis over the ensuing fourteen fiscal quarters. The number and value of all unvested restricted stock held by Mr. Ferrer on December 31, 2004 was 1,255,560 shares at $1,845,673.

(3)	Represents severance payments made pursuant to Separation Agreement and Mutual Release entered into as of April 14, 2004. Of the total severance payment, $531,108 was in the form of a forgiveness by Critical Path of an outstanding loan and $405,000 was paid in cash.

(4)	Mr. Currie earned in 2003 $106,000 in commissions which were paid in 2004. In 2003, we paid consulting fees of $317,428 to CTD, LLC, an affiliate of Mr. Currie, for services rendered.

(5)	The shares of restricted stock vest 25% six months following November 5, 2004, which was the date of grant, an additional 25% twelve months from the date of grant, an additional 25% eighteen months from the date of grant and the final 25% twenty-four months from the date of grant.

(6)	The number and value of all unvested restricted stock on December 31, 2004 was 100,000 shares at $147,000.

(7)	In 2004, we paid Mr. Serbinis a salary of 396,575 Canadian Dollars. The reported amount above is reflected in United States Dollars based on the historical average currency exchange rate (interbank rate) for 2004 of 0.77014.

(8)	The number and value of all the unvested restricted stock on December 31, 2004 was 120,000 shares at $176,400.

Stock Options

The following table provides summary information concerning option grants to the Named Executive Officers during 2004 and the potential realizable value of the options held by each Named Executive Officer at the end of fiscal year 2004.

Option Grants in Fiscal Year 2004

	Individual Grants					Aggregate Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)(5)(6)
	Number of Securities Underlying Options		Percentage of Total Options Granted to Employees in	Exercise Price	Expiration
	Granted (#)(1)		2004 (%)(2)	($/Share)(3)	Date	5%(4)	10%(4)
Mark J. Ferrer	236,965 1,021,234 824,087	(5) (6) (5)	3.0 12.7 10.3	2.11 0.60 2.11	03/29/2014 08/16/2014 03/29/2014	287,426 451,888 999,572	753,841 1,082,503 2,621,614

William E. McGlashan, Jr.	—		—	—	—	—	—

Patrick Tracy Currie	—		—	—	—	—	—

Michael Zukerman	75,000 20,000	(7) (8)	0.9 0.2	1.56 0.65	01/09/2014 11/05/2014	90,684 9,153	213,702 22,275

Menelaos (Michael) Serbinis	20,000	(8)	0.2	0.65	11/05/2014	9,153	22,275

Barry Twohig	20,000	(8)	0.2	0.65	11/05/2014	9,153	22,275

(1)	Except where otherwise noted in the footnote below, these stock options have a ten-year term, vesting ratably on a monthly basis, and become fully vested on the fourth anniversary of the vesting start date.

(2)	Based on options to purchase an aggregate of 8,021,086 shares of Common Stock granted during fiscal 2004 and vesting over various periods of time based on continued employment and other performance metrics.

(3)	The exercise price is equal to fair market value that is the closing price of the Company’s Common Stock on the Nasdaq National Market on the date prior to the date of grant.

(4)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent Critical Path’s estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises will depend on future performance of the Company’s Common Stock, the officer’s continued employment through applicable vesting periods and the date on which the options are exercised.

(5)	Options become exercisable (on an aggregate basis) as to 12.5% of the total number of the shares underlying the options on September 29, 2004 and in equal monthly installments thereafter over the following 42 months from September 29, 2004. If Mr. Ferrer is terminated under certain circumstances, he will receive acceleration of twelve months worth of vesting. If we are acquired and Mr. Ferrer’s option is not assumed, his option becomes immediately exercisable in full.

(6)	Option becomes exercisable commencing on August 16, 2004 as follows: 12.5% of the total number of shares on February 29, 2005 and in equal monthly installments thereafter for 42 additional months. If Mr. Ferrer is terminated under certain circumstances, he will receive acceleration of twelve months worth of vesting. If we are acquired and Mr. Ferrer’s option is not assumed, his option becomes immediately exercisable in full.

(7)	Option becomes exercisable commencing on January 9, 2004 in equal monthly installments over forty-eight (48) months.

(8)	Option becomes exercisable commencing on November 5, 2004 in equal monthly installments over twenty-four (24) months. The options reported above with respect to Mr. Zukerman, Mr. Serbinis and Mr. Twohig vest immediately if such individual is terminated under certain circumstances following a change in control.

FISCAL YEAR END OPTION VALUES

The following table provides summary information concerning stock options held as of December 31, 2004 by each of the Named Executive Officers. None of our Named Executive Officers exercised options in 2004.

Aggregated Option Exercises in Last Fiscal Year And Fiscal

Year-End Option Values

Name	Share Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark J. Ferrer	—	—	289,049	1,798,237	74,040	814,434
William E. McGlashan, Jr.	—	—	1,448,561	104,168	—	—
Patrick Tracy Currie	—	—	131,770	105,730	—	—
Michael Zukerman	—	—	146,769	105,293	2,160	15,928
Menelaos (Michael) Serbinis	—	—	260,347	121,153	2,605	16,045
Barry Twohig	—	—	119,172	94,363	683	15,717

(1)	The value realized is calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at the time of exercise. For purposes of this table, fair market value is deemed to be $1.47 per share, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 2004. Calculations that result in a negative value are reflected as no value realized in the above table.

(2)	The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $1.47, the closing price quoted on the Nasdaq National Market on December 31, 2004, minus the exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Effective on March 29, 2004, we entered into an employment agreement with Mark Ferrer, our Chief Executive Officer and Chairman of the Board. Under the terms of the employment agreement, we agreed to pay Mr. Ferrer a base salary of $375,000 per year with eligibility for a bonus ranging from 50% to 150% of his base salary upon achieving performance criteria to be set by the Board of Directors. We granted Mr. Ferrer two options to purchase an aggregate of 1,061,052 shares on March 29, 2004. These options vest (on an aggregate basis) 12.5% on September 29, 2004 and thereafter shall vest on a pro-rata monthly basis over the ensuing 42 months. Mr. Ferrer also received a grant of 707,368 shares of restricted stock, which vests 12.5% on September 29, 2004 and thereafter vests on a pro-rata quarterly basis over the ensuing fourteen quarters. After the completion of our rights offering in 2004, we granted Mr. Ferrer an additional option to purchase 1,021,234 shares of common stock and an additional 680,823 shares of restricted stock. The additional option and shares of restricted stock have the same vesting schedule as the option and restricted stock discussed above, respectively, but the vesting start date for the additional grants was six months from August 16, 2004, the date of the grants. If Mr. Ferrer is terminated under certain circumstances, he will receive acceleration of twelve months worth of vesting. If we are acquired and Mr. Ferrer’s options are not assumed in the acquisition, his options will become immediately vested in full. If we terminate Mr. Ferrer without cause (as that term is defined in his employment agreement) or due to his disability or if Mr. Ferrer resigns as a result of an uncured constructive termination (as that term is defined in his employment agreement) (each of these scenarios is referred to as a Qualifying Termination in Mr. Ferrer’s employment agreement), Mr. Ferrer is entitled to following severance benefits: (i) twelve monthly payments that in the aggregate equal (a) his base salary plus (b) a pro-rata payment based on the number of days Mr. Ferrer served as Chief Executive Officer in the fiscal year of termination) of Mr. Ferrer’s actual bonus, if any, paid to him for the fiscal year prior to termination; (ii) continuation of group health benefits for up to twelve months following termination; and (iii) twelve months of accelerated vesting of Mr. Ferrer’s unvested restricted shares. If a Qualifying Termination occurs within twelve months following a change in control of Critical Path or within three months before a Change of Control, then in lieu of the benefits described above, Mr. Ferrer shall be offered the following: (i) a single cash payment in amount equal to 1.5 times his base salary; (ii) continuation of medical benefits for up to eighteen months; and (iii) accelerated vesting of (a) the greater of 75% or twelve months of unvested restricted shares or (b) twelve months of accelerated vesting of Mr. Ferrer’s unvested stock options.

In 2001, we entered into an employment agreement with William E. McGlashan, Jr., our former Chief Executive Officer and former Chairman of the Board, under which he was to serve as our Chief Executive Officer, with an annual base salary of $450,000 per year. As an inducement to enter into this agreement, Mr. McGlashan received a bonus of $500,000 and a loan commitment in the amount of up to $4.0 million for the purchase of a principal residence. However, in May 2002, the Compensation Committee of the Board and Mr. McGlashan agreed to amend the employment agreement in order to reduce the amount of the loan commitment to $1.5 million, which was not funded and is discussed further below. Mr. McGlashan was also eligible to receive an annual cash bonus of up to 200% of his base salary to be paid at the end of each fiscal year beginning with the fiscal year ending December 31, 2002. Mr. McGlashan did not receive any cash bonus for his services during the fiscal years ended December 31, 2003 or 2004. In September 2003, Mr. McGlashan’s employment agreement was amended to reduce his base salary to $300,000 until such time as Critical Path met specified performance targets. For the purposes of the bonus tied to Mr. McGlashan’s base salary described above and the change in control severance payment described below, Mr. McGlashan’s salary continued to be considered unchanged.

In August 2001, Mr. McGlashan received an option to purchase 375,000 shares of Common Stock at an exercise price of $1.60 per share, which was the fair market value at the time of grant. The option vested one-third upon grant, one-third one year from grant and one-third on December 31, 2004 or upon the earlier achievement of positive earnings before interest, taxes, depreciation and amortization (EBITDA) prior to June 30, 2002. In November 2001, Mr. McGlashan was granted an option to purchase 203,250 shares at an exercise price of $4.52 per share, which was fair market value at the time of grant, on the same terms and conditions and in the same pro rata proportions to the vesting schedule above. In December 2001, Mr. McGlashan was granted an option to purchase 425,000 shares at an exercise price of $10.24 per share, which was fair market value at the time of grant, vesting in equal monthly installments over a three-year period. In May 2002, in connection with the reduction of the loan commitment, Mr. McGlashan was also granted an option to purchase 250,000 shares of Common Stock, at an exercise price of $6.96, which was fair market value at the time of grant. The option was immediately exercisable subject to the Company’s lapsing right of repurchase over a three year period. Mr. McGlashan exercised his right to early exercise and purchase the shares through a promissory note and stock pledge agreement in May 2002. In April 2003, Mr. McGlashan was granted an option to purchase 625,000 shares at an exercise price of $3.12 per share, which was the fair market value on the date of grant. The terms of each of the above-referenced and summarized loans are also discussed below in the section entitled “Transactions with Related Parties—Loans to Officers.”

Pursuant to Mr. McGlashan’s employment and change of control agreement, following a change in control of Critical Path, all of Mr. McGlashan’s unvested options to purchase shares of Common Stock were to become vested in certain circumstances. In addition, in the event Mr. McGlashan’s employment was terminated for any reason other than for cause or if he resigned as a result of constructive termination, we would have been required to pay Mr. McGlashan a lump sum payment equal to the sum of twelve months of salary and 50% of his prior year’s bonus. Mr. McGlashan would also have been entitled to receive employee benefits, including health care coverage, for a period of twelve months following his termination and any unvested stock options were to vest as to the amount that would have vested had Mr. McGlashan continued to work for the Company for an additional twelve months. The terms of these agreements were amended in March 2004 in connection with Mr. McGlashan’s termination as Chief Executive Officer as more fully described below in the section entitled “Transactions with Related Parties—Severance Agreements.”

We entered into an employment agreement with Michael Zukerman, our Executive Vice President, General Counsel and Secretary, on June 11, 2001, which was amended on December 20, 2002 and December 23, 2003.

Under the terms of Mr. Zukerman’s amended employment agreement, Mr. Zukerman is entitled to a base salary of $250,000 per year. If we terminate Mr. Zukerman other than for cause (as defined in his employment agreement) or if he is constructively terminated (as defined in his employment agreement), Mr. Zukerman is entitled to twelve months of his then current base salary and twelve months continuation of his then current benefits. Under the terms of his employment agreement, if Mr. Zukerman is terminated without cause or constructively terminated following a change of control, all of his remaining unvested shares shall automatically become vested. On May 29, 2003, we entered into a change of control severance agreement with Mr. Zukerman. Under the terms of this agreement, if Mr. Zukerman is involuntarily terminated (as defined in the agreement) within twenty-four months following a change of control or within three months on or before a change of control, he is entitled to the following benefits: (i) two times his annual base salary in effect on the date of termination; (ii) two times the highest annual bonus that could have been paid to Mr. Zukerman by Critical Path under the bonus plan or agreement applicable to him for the preceding five fiscal years, whether or not such bonus was actually paid; and (iii) certain other insurance and medical benefits for a period of time following termination. If Mr. Zukerman voluntarily resigns within 180 days following a change in control, then he will be entitled to (i) one times his annual base salary in effect on the date of termination, and (ii) one times the highest annual bonus that could have been paid to Mr. Zukerman by Critical Path under the bonus plan or agreement applicable to him for the preceding five fiscal years, whether or not such bonus was actually paid.

In November 2003, the Company entered into an employment agreement with Patrick Tracy Currie pursuant to which Mr. Currie became employed as Executive Vice President, Operations and General Manager, Hosted Services at a base salary of $250,000 per year. Mr. Currie was eligible to receive an annual cash bonus of up to $500,000 upon the satisfaction of certain performance criteria. In the event Mr. Currie’s employment was terminated for any reason other than cause (as defined in the employment agreement), we were required to pay Mr. Currie a lump sum payment equal to fifty percent of his then current annual salary. We granted Mr. Currie options to purchase 175,000 shares of common stock at an exercise price equal to the fair market value at the time of grant, which options vested over time. If Mr. Currie was terminated other than for cause within twelve months of a change of control, all of Mr. Currie’s options were to become vested. The terms of these agreements were amended in October 2004 in connection with Mr. Currie’s departure effective January 2, 2005, as more fully described below in the section entitled “Severance Agreements.”

In January 2000 and March 2000, we entered into employment agreements with Menelaos Serbinis, our Chief Technology Officer and EVP of Marketing, and Barry Twohig, our Executive Vice President of Engineering, respectively, that provide for the terms of their employment with us. In 2001, we agreed that if Mr. Serbinis is involuntarily terminated within twelve months following a change in control, all of Mr. Serbinis’ options will become immediately vested. In 2003, we agreed that if Mr. Twohig is involuntarily terminated within twelve months following a change in control, all of Mr. Twohig’s options will become immediately vested

Severance Agreements

In connection with William McGlashan’s termination as Chief Executive Officer and continuation as Chairman of the Board, we entered into a Separation Agreement with him that amends and restates provisions of his employment and change of control agreements. Under his employment agreement, Mr. McGlashan received a cash severance payment of $405,000, which amount (less applicable taxes) was withheld and used to repay a portion of an outstanding loan from the Company to Mr. McGlashan as discussed in more detail under the heading “Loans to Officers” below. We additionally agreed to pay him an annual salary of $80,000 in connection with his continuing service to the Company. We also amended Mr. McGlashan’s change of control agreement to provide that Mr. McGlashan will be entitled to the change of control benefits under this agreement if Critical Path undergoes a change of control within nine months rather than the existing three months provided in the original agreement, following his termination as Chief Executive Officer and to reduce the amount of any change in control payment by the amount of his $405,000 severance payment. As provided in Mr. McGlashan’s employment agreement, all of the options held by Mr. McGlashan will have one year of accelerated vesting. The Separation Agreement provides that the options will be exercisable for three years following his termination.

In connection with the termination of Patrick Tracy Currie’s employment, we entered into a Severance Agreement and Release of Claims with him. Under the terms of that agreement, Mr. Currie’s termination was to be effective as of January 2, 2005. We agreed to pay Mr. Currie $125,000, less $13,000 for amounts that we previously paid as a security deposit on behalf of Mr. Currie in connection with Mr. Currie’s rental property. If Mr. Currie successfully transitioned his responsibilities to others prior to his departure, we agreed to grant him an option to purchase 20,000 shares of our common stock that would be fully vested at the time of grant. We granted Mr. Currie this option in 2005.

TRANSACTIONS WITH RELATED PARTIES

Loans to Officers

In December 2001 and in connection with his amended and restated employment agreement, the Board approved a secured loan to Mr. McGlashan to be used for the purchase of a principal residence in the San Francisco Bay Area. In May 2002, the Compensation Committee and Mr. McGlashan agreed to amend Mr. McGlashan’s employment agreement to reduce the amount of the loan to $1.5 million from $4.0 million. The housing loan was to be secured by the residence, by the pledge of Mr. McGlashan’s personal options and shareholdings in us and other assets of Mr. McGlashan to the extent necessary such that at all times the assets securing the loan equal at least 120% of the principal and interest outstanding on the housing loan and any other loan secured by the residence. Interest on the housing loan was to accrue at 4.75%, and was deferred until the principal is due, over a 10 year term. The housing loan provided that it shall be forgiven upon a change of control event where consideration received by the shareholders exceeds $10.00 per share. In the event Mr. McGlashan terminated his employment either by voluntary resignation or for cause, as defined in the agreement, the housing loan would be due and payable, with interest, no later than 12 months following such termination. In the event Mr. McGlashan was terminated for any reason other than his voluntary resignation or cause, the housing loan would remain outstanding for the remainder of its term. We never funded the housing loan and, accordingly, no principal or accrued interest was owed by Mr. McGlashan at the time of his termination. In connection with his termination of employment, Mr. McGlashan forfeited the right to receive this loan from us.

In May 2002, in connection with the reduction of the principal amount available under the housing loan, Mr. McGlashan received an option grant of 1,000,000 shares of our common stock and an opportunity to early exercise and purchase such shares through a full-recourse promissory note and stock pledge agreement. The purchased shares are subject to a lapsing right of repurchase with respect to the shares over a three-year period. Mr. McGlashan exercised the option by delivery of his promissory note on May 8, 2002. The terms of the note were established in consultation with our outside auditors to avoid adverse accounting treatment to the Company. Accordingly, the promissory note began to accrue interest at the adjustable quarterly reference rate of Fidelity Investments or similar banking entity as the shares vest with respect to that portion of the purchase price that represents the purchase price of the “vested” shares. The promissory note was full recourse and secured by the acquired shares under the stock pledge agreement. As of April 14, 2004, the outstanding principal and accrued interest was $1,786,942. A portion of the loan was repaid by Mr. McGlashan by the surrender of the shares securing the note, which had a value of $1,255,834. The remaining portion of the loan, $531,108, was forgiven by us in connection with the separation agreement with Mr. McGlashan described above.

Investment Transactions

In November 2003, General Atlantic Partners 74, L.P., GapStar, LLC and GAP Coinvestment Partners II, L.P. (collectively with certain of its other affiliates, “General Atlantic”), which entities are associated with Peter L.S. Currie, a director at the time, and Tom Tinsley, one of our current directors, and Cheung Kong (Holdings) Limited and its affiliated entities (collectively with certain of its other affiliates, “Cheung Kong”), which entities are associated with Edmond Ip Tak Cheun, one of our current directors, entered into a Convertible Note Purchase and Exchange Agreement with us. General Atlantic and Cheung Kong are each deemed to be beneficial owners of more than 5% of our common stock. Under this agreement, General Atlantic loaned us $10 million in exchange for 10% Senior Secured Convertible Notes. We also agreed, subject to obtaining shareholder approval, to convert the $10 million loan from General Atlantic and approximately $32.8 million of 5 3/4% Subordinated Convertible Notes, due April 1, 2005, held by Cheung Kong into an aggregate of approximately 29.2 million shares of Series E preferred stock. We also agreed, subject to obtaining shareholder approval, to amend the terms of the existing Series D preferred stock (which is held by General Atlantic, Cheung Kong and certain other holders) to, among other things, modify the liquidation preference upon a liquidation or a change in control, to eliminate the participation feature upon a liquidation or change in control, to reduce the conversion to common stock price from $4.20 to $1.50 and to reduce the amount of dividends to which the holders of Series D preferred stock are entitled. In addition, we agreed, subject to obtaining shareholder approval, to amend the warrants to purchase 625,000 shares of common stock held by General Atlantic to reduce the exercise price from $4.20 to $1.50. Finally, we agreed to undertake to commence a rights offering for holders of our common stock, as of a record date to be determined by our board of directors, to purchase up to $21,000,000 of Series E preferred stock. We, our subsidiary Compass Holding Corp., and General Atlantic entered into a Guaranty and Security Agreement pursuant to which Compass guaranteed our payment and performance of all obligations under the loan documentation.

In January 2004, we issued an aggregate of $15.0 million in principal amount of 10% Senior Secured Convertible Notes, including the issuance of approximately $7.5 million in principal amount of 10% Senior Secured Convertible Notes to Zaxis Equity Neutral, L.P., Zaxis Institutional Partners, L.P., Zaxis Offshore Limited and Zaxis Partners, L.P. (collectively, “Zaxis”). As a result of this issuance, Zaxis was deemed to be a beneficial owner of more than 5% of our common stock. In March 2004, Zaxis purchased from us an additional $3.0 million in principal amount of 10% Senior Secured Convertible Notes.

At a special meeting of our shareholders in July 2004, we received approval from our shareholders to convert all of the outstanding 10% Senior Secured Convertible Notes plus accrued and unpaid interest into shares of Series E preferred stock at $1.50 per share. As a result of this conversion, as of December 31, 2004, there was no outstanding principal or interest related to the 10% Senior Secured Convertible Notes held by General Atlantic, Zaxis or any other holder of such notes. At the same meeting of shareholders, the shareholders also approved a proposal to exchange approximately $32.8 million in face value of 5 3/4% Subordinated Convertible Notes, due April 1, 2005, held by Cheung Kong into an aggregate of approximately 21.9 million shares of Series E preferred stock. As a result of this exchange, there was no outstanding principal or interest related to the 5 3/4% Subordinated Convertible Notes, due April 1, 2005, held by Cheung Kong as of December 31, 2004. Our shareholder also approved the modifications to our Series D preferred stock and the modifications to the outstanding warrants to purchase common stock held by General Atlantic, each of which is discussed above. These modifications were made in 2004.

In December 2004, we received aggregate proceeds of $11.0 million from a group of investors, consisting of affiliates of General Atlantic, affiliates of Cheung Kong, and Richmond III, LLC (an affiliate of Peter Kellner), each of which was a current shareholder of Critical Path, in exchange for promissory notes issued in the aggregate principal amount of $11.0 million and warrants to purchase an aggregate of 235,712 shares of Series F redeemable convertible preferred stock (Series F preferred stock). In connection with the note and warrant purchase agreement that we entered into with these investors, we had an option to issue an additional $7.0 million in principal of these promissory notes and additional warrants to purchase 149,998 shares of Series F preferred stock. In March 2005, we issued the remaining $7.0 million of these notes and the warrants. The promissory notes accrue interest at a rate of 13.9% per annum, however, we are not obligated to make interest payments on the notes prior to their maturity date of December 30, 2007. The notes are due and payable on the earlier to occur of the maturity date on December 30, 2007, when declared due and payable upon the occurrence of an event of default, or a change of control of Critical Path. The warrants are exercisable for Series F preferred stock at a per share purchase price of $14.00 per share, which is equivalent to $1.40 per share on a common equivalent basis.

The Series F preferred stock issuable upon exercise of the warrants described above will rank equally with the Series E preferred stock, and will rank senior to all other capital stock with respect to rights on liquidation, dissolution and winding up. The Series F preferred stock will accrue dividends at a simple annual rate of 5  3/4% of the purchase price of $14.00, whether or not declared by our board of directors. The holders of Series F preferred stock will be entitled to vote as a separate class on any amendment to the terms or authorized number of shares of Series F preferred stock, the issuance of any equity security ranking senior to the Series F preferred stock and the redemption of or payment of a dividend in respect of any junior security. At any time, holders of Series F preferred stock may elect to convert their Series F preferred stock into shares of common stock. As of December 31, 2004, no shares of Series F preferred stock were outstanding and warrants to purchase 235,712 shares of Series F preferred stock were outstanding.

Indemnification

Our articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the California Corporations Code. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws provide that we may indemnify our directors and officers to the fullest extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. We have also entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms.

REPORT OF THE COMPENSATION COMMITTEE

The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company’s compensation program for executive officers is based on the same four principles applicable worldwide to compensation decisions for all employees of the Company:

•	The Company pays its employees competitively. The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies and sets its pay parameters based in part on this review.

•	The Company compensates and incentivizes employees for sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

•	The Company strives for fairness in the administration of pay. The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

•	The Company believes that employees, including executive officers, should understand the performance evaluation and pay administration process. The process of assessing an employee’s performance is as follows: (i) at the beginning of the performance cycle, the evaluating manager and the employee, or the Compensation Committee and the executive officer, set and agree upon objectives and key goals; (ii) the evaluating manager gives the employee ongoing feedback on performance; (iii) at the end of the performance cycle, the manager evaluates the accomplishment of objectives and key goals; (iv) the evaluating manager communicates the comparative results to the employee; and (v) the comparative results affect decisions on salary and, if applicable, stock incentives.

Compensation Elements

The Company has had a successful history of using a simple total compensation program that consists of cash and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The elements of compensation are:

•	Cash-Based Compensation

Salary

The Company establishes salary ranges for employees, including executive officers, by reviewing the aggregate of base salaries for competitive positions in the market. The Company uses salary survey data and generally, the Company sets its competitive salary midpoint for an executive officer position at the median level compared to those companies it surveys. The Company then creates a salary range based on this midpoint. The range is designed to place an executive officer at, above or below the midpoint, according to that officer’s overall individual performance. As described above, overall individual performance is measured against the following factors: long-term strategic goals, short-term business goals, the development of employees and the fostering of teamwork and other Company values. In both setting goals and measuring an executive officer’s performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company’s strategic and business goals is assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

Bonuses

For the fiscal year 2004, the Compensation Committee awarded cash bonuses to the Chief Executive Officer and other executive officers of the Company. The bonus awards were determined based on the actual performance of the Company during the fiscal year 2004 as measured against certain performance objectives. During 2004, certain other employees of the Company received bonus payments either discretionary in nature or in connection with their individually negotiated commission plans or their employment and termination agreements.

•	Equity-Based Compensation

Stock Incentive Program

The purpose of the Company’s stock incentive program is to provide additional incentives to employees to work towards maximizing shareholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its employees. The program utilizes vesting periods to encourage key employees to continue in the employ of the Company and thereby acts as a retention device for key employees. The Company believes that the program encourages employees to maintain a long-term perspective with a goal of contributing to overall shareholder value.

Chief Executive Officer Compensation

William McGlashan served as the Chief Executive Officer until the end of March 2004. Mark Ferrer has served as the Chief Executive Officer since the end of March 2004, as a director since May 2004 and as Chairman since February 2005. The Compensation Committee used the same overall compensation policy described above for all employees to determine the compensation package for our chief executive officer, which includes both cash- and equity-based compensation. In setting the parameters of the compensation package, the Compensation Committee made an overall assessment of each officer’s leadership and achievement in reaching the Company’s long-term strategic and business goals.

COMPENSATION COMMITTEE

Ross M. Dove

Frost R.R. Prioleau

Tom Tinsley1

[1]	Appointed to the Compensation Committee in January 2005. Accordingly, Mr. Tinsley did not participate in the activities described in this report occurring prior to this date.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return of the Company’s Common Stock with the cumulative total return on the Nasdaq Stock Market (U.S. companies) Index and the S&P Internet Software & Services Index. The period shown commences on December 31, 1999 and ends on December 31, 2004, the end of the Company’s last fiscal year. The graph assumes an investment of $100 on December 31, 2004, and the reinvestment of any dividends.

The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of the Company’s Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CRITICAL PATH, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE S & P INTERNET SOFTWARE & SERVICES INDEX

*	$100 invested on 12/31/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Last Trading Day	12/99	12/00	12/01	12/02	12/03	12/04
CRITICAL PATH, INC.	100.00	32.58	2.90	0.54	0.35	0.39
NASDAQ STOCK MARKET (U.S.)	100.00	72.62	50.23	29.12	44.24	47.16
S & P INTERNET SOFTWARE & SERVICES	100.00	32.26	22.21	20.47	56.55	94.34

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Report of the Compensation Committee and the preceding Performance Graph shall not be incorporated by reference into any of these filings; nor shall the report or graph be incorporated by reference into any future filings.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of independent registered public accountants for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since the fiscal year ended 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers to the shareholders for ratification. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

Audi Fees

The aggregate fees for professional services billed by PricewaterhouseCoopers LLP, the Company’s registered independent public accounting firm, in connection with their audit of the Company’s consolidated financial statements, their audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of the consolidated financial statements included in its quarterly reports on Form 10-Q and related statutory and regulatory filings were:

Fiscal year ended December 31:
2004 (of which $556,000 was billed at December 31, 2004)	$1,916,000
2003	$628,283

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services related to the performance of their audit and review of the Company’s financial statements that are not included in the “audit fees” above were:

Fiscal year ended December 31:
2004	$—
2003	$12,900

These audit-related fees billed by PricewaterhouseCoopers LLP in 2003 related to consultation on revenue recognition related to a specific license software agreement negotiated during the related annual period.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services related to tax compliance, tax advice and tax planning were:

Fiscal year ended December 31:
2004	$183,903
2003	$523,204

These professional service fees billed by PricewaterhouseCoopers LLP related to tax compliance work for domestic and international tax filings, consultation on sales, use and franchise tax filings and audits, consultation on foreign statutory compliance.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP for any other products and services not included in “audit fees,” “audit-related fees,” and tax fees.

Pre-Approval Policies and Procedures

The Audit Committee charter and SEC rules require the Audit Committee, or a committee of the Audit Committee, to pre-approve the provision of all auditing and non-audit services to the Company and its subsidiaries by its independent registered public accounting firm and all audit and non-audit engagement fees and terms. The Audit Committee must also pre-approve the engagement of non-audit services to be performed by other certified public accounting firms that are not the Company’s independent registered public accounting firm. In connection with the approval of non-audit services, the Audit Committee must consider whether the independent registered public accounting firm’s performance of any non-audit services is compatible with the independence of its auditors. In fiscal year 2004, the Audit Committee pre-approved 100% of the services performed by the Company’s independent registered public accounting firm relating to “audit-related fees,” “tax fees,” and “all other fees.”

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock, including shares of certain securities that are convertible into or exchangeable for Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends a vote in favor of the ratification of PricewaterhouseCoopers LLP as the company’s independent registered public accountants.

Unless otherwise instructed, the proxy holders named in each proxy will vote the shares for the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors and the Audit Committee in June 2000 and amended in June 2002 and January 2004. All of the members of the Audit Committee are independent as defined by the Company’s standards as set forth in the Audit Committee Charter and the independence standards established by the Nasdaq Stock Market, with the exception of Mr. Ford who served on the Audit Committee in early 2004, who may not be considered wholly independent because he is a managing member of General Atlantic Partners, LLC, one of our affiliates. In compliance with Rule 4350(d)(2)(B) of the Nasdaq Stock Market’s listing standards, the Company’s Board of Directors determined that Mr. Ford’s continued membership on the Audit Committee is in the best interests of the Company and its shareholders because of the extent of his knowledge and experience in financial matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report on Form 10-K, and the amendment thereto, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended December 31, 2004.

The Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee took several steps in making this recommendation for 2004, including, discussing with PricewaterhouseCoopers LLP, the Company’s independent accountants, those matters the independent registered public accountants communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. Additionally, the Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 61. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

The members of the Audit Committee have reviewed and approved the Officer’s Report on Corporate Governance Policies included as Appendix A to this Proxy Statement.

In addition, the Audit Committee has discussed with the Company’s independent registered public accountants, their independence from management and the Company, including the matters received in the written disclosures and the letter required by the Independence Standards Board Standard No. 1. This discussion and disclosure informed the Audit Committee of the accountants’ independence, and assisted the Audit Committee in evaluating such independence.

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereto and irrespective of any general incorporation language contained in such filing

Finally, the Audit Committee reviewed and discussed, with the Company’s management and the independent accountants, the Company’s audited consolidated balance sheet at December 31, 2004 and December 31, 2003 and consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 31, 2004. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

AUDIT COMMITTEE

Ross Dove

Michael J. Shannahan2

William E. Ford3

Steven R. Springsteel3

Peter L. S. Currie4

Frost R.R. Prioleau5

[2]	Appointed to the Audit Committee on May 26, 2004. Accordingly, Mr. Shannahan participated in the activities described in this report occurring after this date.
[3]	On May 26, 2004, William E. Ford resigned from the Board of Directors and the Audit Committee. On November 17, 2004, Steven R. Springsteel’s term of service on the Board of Directors and the Audit Committee expired. Accordingly, Mr. Ford and Mr. Springsteel participated in the activities described in this report prior to these dates.
[4]	Mr. Currie was appointed to the Audit Committee on November 17, 2004 and served on the Audit Committee until his resignation from the Board of Directors effective September 8, 2005. Accordingly, Mr. Currie participated in the activities described in this report during these dates.
[5]	Appointed to the Audit Committee on October 27, 2005. Accordingly, Mr. Prioleau did not participate in the activities described in this report occurring prior to this date.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Proposals of shareholders that are intended to be presented at the Company’s Annual Meeting of Shareholders in 2006 must be received by the Secretary of the Company by June 6, 2006, to be included in the proxy statement and proxy relating to that meeting. Shareholder proposals received by the Company after that time are considered untimely. In addition, a shareholder proposal will be ineligible for presentation at the meeting unless the shareholder gives such timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Company’s Bylaws provide that the Company must have received the shareholder’s notice not less than 120 days before the date the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting, or June 6, 2006.

MATTERS NOT DETERMINED AT THE TIME OF SOLICITATION

The Board is not aware of any other matters to come before the meeting. If any other matter should come before the meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the Annual Meeting, we urge you to return your signed Proxy promptly.

The Company’s 2004 Annual Report on Form 10-K, as amended, has been mailed with this Proxy Statement. The Company will provide copies of the exhibits to the Annual Report on Form 10-K, as amended, but will charge a reasonable fee per page to any requesting shareholder. Shareholders of record may make such request in writing to the Company at 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael J. Zukerman, Secretary. The request must include a representation by the shareholder that as of November 2, 2005, the shareholder was entitled to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Michael J. Zukerman

Michael J. Zukerman

Executive Vice President,

General Counsel and Secretary

Dated: November 4, 2005

APPENDIX A

CRITICAL PATH, INC.

(a California corporation)

November 2, 2005

OFFICER’S REPORT ON CORPORATE GOVERNANCE POLICIES

I, Michael J. Zukerman, in my capacity as Executive Vice President, General Counsel and Secretary of Critical Path, Inc. (the “Company”), provide the following report to the members of the Audit Committee as required by the Order and Final Judgment entered December 9, 2003 in the matter entitled In Re Critical Path, Inc. Derivative Litigation (the “Order and Final Judgment”):

I have reviewed Exhibit A to the Order and Final Judgment and I hereby inform you that the Company has performed all the covenants and conditions contained in Exhibit A required to be performed by it.

/s/ Michael J. Zukerman Michael J. Zukerman Executive Vice President, General Counsel and Secretary

CRITICAL PATH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To be held on December 7, 2005

The undersigned hereby appoints Mark J. Ferrer and Michael J. Zukerman, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Critical Path, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Critical Path, Inc. to be held at the Company’s offices located at 2 Harrison Street, 2nd Floor, San Francisco, California on December 7, 2005 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

Unless a contrary direction is indicated, this Proxy will be voted FOR the election of directors, FOR Proposal 2 as more specifically described in the Proxy Statement, and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To elect six directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified consisting of Mario Bobba, Edmond Ip Tak Chuen, Ross M. Dove, Mark J. Ferrer, Frost R.R. Prioleau and Michael J. Shannahan:

☐ FOR ALL NOMINEES                                     ☐ WITHHELD FROM ALL NOMINEES

☐ FOR ALL NOMINEES, EXCEPT AS NOTED BELOW

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2005 fiscal year:

☐ FOR                                 ☐ AGAINST                                 ☐ ABSTAIN

In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting or any postponements, continuations and adjournments thereof.

Dated: __________________________, 2005

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Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date, sign and promptly return this proxy in the enclosed return envelope that is postage prepaid if mailed in the United States